Exhibit 107

Calculation of Filing Fee Table

424(b)(7)

(Form Type)

Permian Resources Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(a) and Rule 457(r)	65,000(2)	$16.47(2)	$1,070,550.00	0.00014760	$158.02

	Total Offering Amounts					$1,070,550.00		$158.02

	Total Fee Offsets							0.00

	Net Fee Due							$158.02

(1)

The filing fee, calculated in accordance with Rule 457(a) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), has been transmitted to the U.S. Securities and Exchange Commission (the “Commission”) in connection with the securities offered, as applicable, and registered by means of the prospectus supplement to which this exhibit is attached (the “prospectus supplement”). This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Tables” table in the registration statement on Form S-3ASR (File No. 333-275405) of Permian Resources Corporation (the “Registrant”), which became automatically effective upon filing with the Commission on November 8, 2023, and as updated by that certain “Calculation of Filing Fee Table” filed with the Commission on March 6, 2024.

(2)

Represents the shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of the Registrant, to be sold by certain of the selling stockholders referenced in the prospectus supplement at the publicly announced offering price of $16.47 per share of Class A common stock.